Exhibit 21.1

LIST OF SUBSIDIARIES

SUNSET FINANCIAL RESOURCES, INC.

Subsidiaries of the Registrant, Sunset Financial Resources, Inc., a Maryland Corporation

As of December 31, 2005

SFR Subsidiary, Inc., a Delaware corporation

Sunset Investment Vehicle, Inc., a Delaware corporation

Sunset Financial Statutory Trust I, a Delaware statutory trust